EXHIBIT 10.17

THE CORTLAND SAVINGS AND BANKING COMPANY

EIGHTH AMENDED SALARY CONTINUATION AGREEMENT

This EIGHTH AMENDED SALARY CONTINUATION AGREEMENT (this “Agreement”) is entered into                 , 20    , by and between The Cortland Savings and Banking Company (the “Bank”), an Ohio-chartered, FDIC-insured member bank, and Timothy Carney, Executive Vice President and Chief Operating Officer of the Bank (the “Executive”).

WHEREAS, the Executive has contributed substantially to the success of the Bank and its parent company, Cortland Bancorp, an Ohio corporation, and the Bank desires that the Executive continue in its employ,

WHEREAS, to encourage the Executive to remain an employee, the Bank is willing to provide to the Executive salary continuation benefits payable from the Bank’s general assets,

WHEREAS, as of the date of this Agreement none of the conditions or events included in the definition of the term “golden parachute payment” that is set forth in section 18(k)(4)(A)(ii) of the Federal Deposit Insurance Act [12 U.S.C. 1828(k)(4)(A)(ii)] and in Federal Deposit Insurance Corporation Rule 359.1(f)(1)(ii) [12 CFR 359.1(f)(1)(ii)] exists or, to the best knowledge of the Bank, is contemplated insofar as the Bank is concerned,

WHEREAS, the Bank and the Executive intend that this Agreement amend and restate in its entirety the November 24, 2015 Seventh Amended Salary Continuation Agreement between the Executive and the Bank, and

WHEREAS, the parties hereto intend that this Agreement be considered an unfunded arrangement maintained primarily to provide supplemental retirement benefits for the Executive, and to be considered a non-qualified benefit plan for purposes of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”). The Executive is fully advised of the Bank’s financial status.

NOW THEREFORE, in consideration of the foregoing premises and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows.

ARTICLE 1

DEFINITIONS

1.1 “Accrual Balance” means the liability that should be accrued by the Bank under generally accepted accounting principles (“GAAP”) for the Bank’s obligation to the Executive under this Agreement, applying Financial Accounting Standards Board ASC 710-10-30 (formerly known as Accounting Principles Board Opinion No. 12, as amended by Statement of Financial Accounting Standards No. 106), and the calculation method and discount rate specified hereinafter. The Accrual Balance is calculated such that when it is credited with interest each month the Accrual Balance at Normal Retirement Age equals the present value of the normal retirement benefits. The discount rate means the rate used by the Plan Administrator for determining the Accrual Balance. In its sole discretion the Plan Administrator may adjust the discount rate to maintain the rate within reasonable standards according to GAAP.

1.2 “Beneficiary” means each designated person, or the estate of the deceased Executive, entitled to benefits, if any, upon the death of the Executive, determined according to Article 4.

1.3 “Beneficiary Designation Form” means the form established from time to time by the Plan Administrator that the Executive completes, signs, and returns to the Plan Administrator to designate one or more Beneficiaries.

1.4 “Change in Control” means a change in control as defined in Internal Revenue Code section 409A and rules, regulations, and guidance of general application thereunder issued by the Department of the Treasury, applying the percentage threshold specified in each of paragraphs (a) through (c) of this section 1.4 or the related percentage threshold specified in section 409A and rules, regulations, and guidance of general application thereunder, whichever is greater –

(a) Change in ownership: a change in ownership of Cortland Bancorp occurs on the date any one person or group accumulates ownership of Cortland Bancorp stock constituting more than 50% of the total fair market value or total voting power of Cortland Bancorp’s stock,

(b) Change in effective control: (x) any one person, or more than one person acting as a group, acquires within a 12-month period ownership of Cortland Bancorp stock possessing 30% or more of the total voting power of Cortland Bancorp stock, or (y) a majority of Cortland Bancorp’s board of directors is replaced during any 12-month period by directors whose appointment or election is not endorsed in advance by a majority of Cortland Bancorp’s board of directors, or

(c) Change in ownership of a substantial portion of assets: a change in ownership of a substantial portion of Cortland Bancorp’s assets occurs if in a 12-month period any one person or more than one person acting as a group acquires from Cortland Bancorp assets having a total gross fair market value equal to or exceeding 40% of the total gross fair market value of all of Cortland Bancorp’s assets immediately before the acquisition or acquisitions. For this purpose, gross fair market value means the value of Cortland Bancorp’s assets, or the value of the assets being disposed of, determined without regard to any liabilities associated with the assets.

1.5 “Code” means the Internal Revenue Code of 1986, as amended, and rules, regulations, and guidance of general application issued by the Department of the Treasury under the Internal Revenue Code of 1986, as amended.

1.6 “Disability” means, because of a medically determinable physical or mental impairment that can be expected to result in death or that can be expected to last for a continuous period of at least 12 months, (x) the Executive is unable to engage in any substantial gainful activity, or (y) the Executive is receiving income replacement benefits for a period of at least three months under an accident and health plan of the employer. Medical determination of disability may be made either by the Social Security Administration or by the provider of an accident or health plan covering employees of the Bank. Upon request of the Plan Administrator, the Executive must submit proof to the Plan Administrator of the Social Security Administration’s or provider’s determination.

1.7 “Early Termination” means Separation from Service before Normal Retirement Age for reasons other than death, Disability, or Termination with Cause.

1.8 “Effective Date” means March 1, 2001.

1.9 “Intentional,” for purposes of this Agreement, no act or failure to act on the part of the Executive will be considered intentional if it is due primarily to an error in judgment or negligence. An act or failure to act on the Executive’s part is intentional if it is not in good faith and if it is without a reasonable belief that the action or failure to act is in the Bank’s best interests.

1.10 “Normal Retirement Age” means age 60.

1.11 “Plan Administrator” or “Administrator” means the plan administrator described in Article 7.

1.12 “Plan Year” means a twelve-month period commencing on March 1 and ending on the last day of February of each year. The initial Plan Year commenced on the Effective Date.

1.13 “Separation from Service” means separation from service as defined in Internal Revenue Code section 409A and rules, regulations, and guidance of general application thereunder issued by the Department of the Treasury, including termination for any reason of the Executive’s service as an executive and independent contractor to the Bank and any member of a controlled group, as defined in Code section 414, other than because of a leave of absence approved by the Bank or the Executive’s death. For purposes of this Agreement, if there is a dispute about the employment status of the Executive or the date of the Executive’s Separation from Service, the Bank has the sole and absolute right to decide the dispute, unless a Change in Control has occurred.

1.14 “Termination with Cause” and “Cause” have the same meaning specified in any effective severance or employment agreement existing on the date hereof or hereafter entered into between the Executive and the Bank. If the Executive is not a party to a severance or employment agreement containing a definition of termination with cause, Termination with Cause means the Bank terminates the Executive’s employment because of –

(a) gross negligence or gross neglect of duties or intentional and material failure to perform stated duties after written notice thereof, or

(b) disloyalty or dishonesty in the performance of duties, or a breach of fiduciary duties for personal profit, in any case whether in the Executive’s capacity as a director or officer, or

(c) intentional wrongful damage to the business or property of the Bank or its affiliates, including without limitation the reputation of the Bank, which in the judgement of the Bank causes material harm to the Bank or affiliates, or

(d) willful violation of any applicable law or significant policy of the Bank or an affiliate that, in the Bank’s judgement, results in an adverse effect on the Bank or the affiliate, regardless of whether the violation leads to criminal prosecution or conviction. For purposes of this Agreement applicable laws include any statute, rule, regulatory order, statement of policy, or final cease-and-desist order of any governmental agency or body having regulatory authority over the Bank, or

(e) occurrence of any event that results in the Executive being excluded from coverage, or having coverage limited for the Executive as compared to other executives of the Bank, under the Bank’s blanket bond or other fidelity or insurance policy covering its directors, officers, or employees, or

(f) the Executive is removed from office or permanently prohibited from participating in the Bank’s affairs by an order issued under section 8(e)(4) or section 8(g)(1) of the Federal Deposit Insurance Act, 12 U.S.C. 1818(e)(4) or (g)(1), or

(g) conviction of or plea of no contest to a felony or conviction of or plea of no contest to a misdemeanor involving moral turpitude, or the actual incarceration of the Executive for 45 consecutive days or more.

1.15 “Voluntary Termination with Good Reason” means a voluntary Separation from Service by the Executive if the following conditions (x) and (y) are satisfied: (x) a voluntary Separation from Service by the Executive will be considered a Voluntary Termination with Good Reason if any of the following occur without the Executive’s advance written consent –

1) a material diminution of the Executive’s base salary,

2) a material diminution of the Executive’s authority, duties, or responsibilities,

3) a material diminution in the authority, duties, or responsibilities of the supervisor to whom the Executive is required to report,

4) a material diminution in the budget over which the Executive retains authority,

5) a material change in the geographic location at which the Executive must perform services for the Bank, or

6) any other action or inaction that constitutes a material breach by the Bank of the agreement under which the Executive provides services to the Bank.

(y) the Executive must give notice to the Bank of the existence of one or more of the conditions described in clause (x) within 90 days after the initial existence of the condition, and the Bank has 30 days thereafter to remedy the condition. In addition, the Executive’s voluntary termination because of the existence of one or more of the conditions described in clause (x) must occur within 24 months after the initial existence of the condition.

ARTICLE 2

LIFETIME BENEFITS

2.1 Normal Retirement. Unless Separation from Service or a Change in Control occurs before Normal Retirement Age, when the Executive attains Normal Retirement Age the Bank will pay to the Executive the benefit described in this section 2.1 instead of any other benefit under this Agreement. If the Executive’s Separation from Service thereafter is a Termination with Cause or if this Agreement terminates under Article 5, no further benefits will be paid.

2.1.1	Amount of benefit. The annual benefit under this section 2.1 is $129,840.

2.1.2

Payment of benefit. Beginning with the month immediately after the month in which the Executive attains age 65, the Bank will pay the annual benefit to the Executive in equal monthly installments on the last day of each month. The annual benefit will be paid to the Executive for 15 years.

2.2 Early Termination. Unless the Executive receives the benefit under section 2.4 after a Change in Control, upon Early Termination the Bank will pay to the Executive the benefit described in this section 2.2 instead of any other benefit under this Agreement, except that all benefits under this Agreement are forfeited if the Executive violates the covenants of Article 9.

2.2.1

Amount of benefit. The annual benefit under this section 2.2 is calculated as the amount that fully amortizes the Accrual Balance existing at the end of the month immediately before the month in which Separation from Service occurs, amortizing that Accrual Balance over 15 years and taking into account interest at the discount rate or rates established by the Plan Administrator.

2.2.2

Payment of benefit. The Bank will pay the annual benefit to the Executive in equal monthly installments on the last day of each month, except that the first six monthly installments after the Executive’s Separation from Service will not be paid to the Executive until the seventh month after the month in which Separation from Service occurs. In the seventh month after the month in which Separation from Service occurs the Executive is entitled to the first six monthly installments and the regular monthly installment for the seventh month. The Executive is entitled to a total of 180 monthly installments, including the first six installments that are paid in the seventh month.

2.3 Disability. For Separation from Service because of Disability before Normal Retirement Age, the Bank will pay to the Executive the benefit described in this section 2.3 instead of any other benefit under this Agreement. The Executive is entitled to no benefit under this section 2.3 if Separation from Service because of Disability occurs after a Change in Control.

2.3.1

Amount of benefit. The annual benefit under this section 2.3 is calculated as the amount that fully amortizes the Accrual Balance existing at the end of the month immediately before the month in which Separation from Service occurs, amortizing that Accrual Balance over 15 years and taking into account interest at the discount rate or rates established by the Plan Administrator.

2.3.2

Payment of benefit. Beginning with the later of (x) the seventh month after the month in which the Executive’s Separation from Service occurs, or (y) the month immediately after the month in which the Executive attains age 65, the Bank will pay the annual benefit to the Executive in equal monthly installments on the last day of each month. If the benefit is paid under clause (x) in the seventh month after Separation from Service, the first six monthly installments after Separation from Service will not be paid to the Executive until the seventh month after the month in which Separation from Service occurs. In the seventh month the Executive is entitled to the first six monthly installments and the regular monthly installment for the seventh month. The Executive is entitled to a total of 180 monthly installments, including the first six installments that are paid in the seventh month.

2.4 Change in Control. If a Change in Control occurs both before Normal Retirement Age and before Separation from Service, the Bank will pay to the Executive the benefit described in this section 2.4 instead of any other benefit under this Agreement.

2.4.1

Amount of benefit. The benefit under this section 2.4 is the Normal Retirement Age Accrual Balance required by section 2.1, discounting the Normal Retirement Age Accrual Balance to present value using a discount rate selected by the Plan Administrator, but the discount rate selected by the Plan Administrator will not exceed the discount rate employed at the time of the Change in Control for purposes of calculating the Accrual Balance.

2.4.2

Payment of benefit. The Bank will pay the benefit under this section 2.4 to the Executive in a single lump sum three days after the Change in Control. If the Executive receives the benefit under this section 2.4 because of the occurrence of a Change in Control, the Executive is not entitled to claim additional benefits under section 2.4 if an additional Change in Control occurs thereafter.

2.5 Lump-Sum Payout of Remaining Normal Retirement Benefit, Early Termination Benefit, or Disability Benefit When a Change in Control Occurs. If a Change in Control occurs while the Executive is receiving the Normal Retirement Age benefit under section 2.1, the Bank will pay the remaining salary continuation benefits to the Executive in a single lump sum three days after the Change in Control. If a Change in Control occurs after Separation from Service but while the Executive is receiving or is entitled to receive the Early Termination benefit under section 2.2 or the Disability benefit under section 2.3, the Bank will pay the remaining salary continuation benefits to the Executive in a single lump sum three days after the later of (x) the Change in Control or (y) the last day of the seventh month after the month in which the Executive’s Separation from Service occurs. The lump-sum payment due to the Executive as a result of a Change in Control is an amount equal to the Accrual Balance amount corresponding to the particular benefit when the Change in Control occurs.

2.6 Annual Benefit Statement. Within 120 days after the end of each Plan Year the Plan Administrator will provide or cause to be provided to the Executive an annual benefit statement showing benefits payable or potentially payable to the Executive under this Agreement. Each annual benefit statement supersedes the previous year’s annual benefit statement. If there is a contradiction between this Agreement and the annual benefit statement concerning the amount of a particular benefit payable or potentially payable to the Executive under sections 2.2, 2.3, or 2.4 hereof, the amount of the benefit determined under this Agreement controls.

2.7 Savings Clause Relating to Compliance with Code Section 409A. Despite any contrary provision of this Agreement, if when the Executive’s employment terminates the Executive is a specified employee, as defined in Code section 409A, and if any payments under Article 2 of this Agreement will result in additional tax or interest to the Executive because of section 409A, the Executive is not entitled to the payments under Article 2 until the earliest of (x) the date that is at least six months after termination of the Executive’s employment for reasons other than the Executive’s death, (y) the date of the Executive’s death, or (z) any earlier date that does not result in additional tax or interest to the Executive under section 409A. If any provision of this Agreement would subject the Executive to additional tax or interest under section 409A, the Bank will reform the provision. However, the Bank will maintain to the maximum extent practicable the original intent of the applicable provision without subjecting the Executive to additional tax or interest, and the Bank is not required to incur any additional compensation expense as a result of the reformed provision.

2.8 One Benefit Only. Despite anything to the contrary in this Agreement, the Executive and Beneficiary are entitled to one benefit only under this Agreement, which is determined by the first event to occur that is dealt with by this Agreement. Except as provided in section 2.5 or Article 3, subsequent occurrences of events dealt with by this Agreement do not entitle the Executive or Beneficiary to other or additional benefits under this Agreement.

ARTICLE 3

DEATH BENEFITS

3.1 Death in Active Service Before Normal Retirement Age. If the Executive dies both before Normal Retirement Age and before Separation from Service, instead of any other benefit payable under this Agreement the Executive’s Beneficiary is entitled at the Executive’s death solely to the benefit, if any, payable under the Split Dollar Agreement and Endorsement attached to this Agreement as Addendum A, as amended, unless the Change-in-Control benefit under section 2.4 has been paid. The Executive’s Beneficiary is entitled to no benefit under the Split Dollar Agreement and Endorsement, as amended, if the Change-in-Control benefit under section 2.4 has been paid.

3.2 Death During Benefit Period. If the Executive dies after benefit payments under Article 2 commence but before receiving all such payments, the Bank will pay the remaining benefits to the Executive’s Beneficiary at the same time and in the same amounts they would have been paid to the Executive had the Executive survived. In that case no death benefit is payable under the Split Dollar Agreement and Endorsement, as amended. If the Executive is entitled to benefit payments under Article 2 but dies before payments commence, the benefits are payable to the Executive’s Beneficiary but payments will commence on the last day of the month after the date of the Executive’s death, and no death benefit is payable under the Split Dollar Agreement and Endorsement, as amended. However, the Executive’s Beneficiary is entitled to no benefit under the Split Dollar Agreement and Endorsement, as amended, if the Change-in-Control benefit under section 2.4 has been paid.

3.3 Lump-Sum Payout of Remaining Normal Retirement Benefit, Early Termination Benefit, or Disability Benefit When a Change in Control Occurs. If a Change in Control occurs while the Beneficiary is receiving or is entitled to receive because of section 3.2 the section 2.1 Normal Retirement Age benefit after the Executive’s death or if a Change in Control occurs after the Executive’s Separation from Service but while the Beneficiary is receiving or is entitled to receive because of section 3.2 the section 2.2 Early Termination benefit or the section 2.3 Disability benefit after the Executive’s death, the Bank will pay the remaining benefits to the Beneficiary in a single lump sum three days after the Change in Control. The lump-sum payment due to the Beneficiary as a result of a Change in Control is an amount equal to the Accrual Balance amount corresponding to the particular benefit when the Change in Control occurs.

ARTICLE 4

BENEFICIARIES

4.1 Beneficiary Designations. The Executive may designate a Beneficiary to receive any benefits payable under this Agreement after the Executive’s death. The Beneficiary designated under this Agreement may be the same as or different from the beneficiary designation under any other benefit plan of the Bank in which the Executive participates.

4.2 Beneficiary Designation: Change. The Executive designates a Beneficiary by completing and signing the Beneficiary Designation Form and delivering it to the Plan Administrator or its designated agent. The Executive’s Beneficiary designation is automatically revoked if the Beneficiary predeceases the Executive or if the Executive names a spouse as Beneficiary and the marriage is subsequently dissolved. The Executive may change a Beneficiary by completing, signing, and otherwise complying with the terms of the Beneficiary Designation Form and the Plan Administrator’s rules and procedures, as in effect from time to time. Upon acceptance by the Plan Administrator of a new Beneficiary Designation Form, all Beneficiary designations previously filed are cancelled. The Plan Administrator is entitled to rely on the last Beneficiary Designation Form filed by the Executive and accepted by the Plan Administrator before the Executive’s death.

4.3 Acknowledgment. No designation or change in designation of a Beneficiary is effective until received, accepted, and acknowledged in writing by the Plan Administrator or its designated agent.

4.4 No Beneficiary Designation. If the Executive dies without a valid beneficiary designation or if all designated Beneficiaries predecease the Executive, the Executive’s spouse is the designated Beneficiary. If the Executive has no surviving spouse, benefit payments will be made to the personal representative of the Executive’s estate.

4.5 Facility of Payment. If a benefit is payable to a minor, to a person declared incapacitated, or to a person incapable of handling the disposition of his or her property, the Bank may pay the benefit to the guardian, legal representative, or person having the care or custody of the minor, incapacitated person, or incapable person. The Bank may require proof of incapacity, minority, or guardianship as it deems appropriate before distribution of the benefit. Distribution completely discharges the Bank from all liability for the benefit.

ARTICLE 5

GENERAL LIMITATIONS

5.1 Termination with Cause. Despite any contrary provision of this Agreement, the Bank will not pay any benefit under this Agreement and this Agreement terminates if Separation from Service is a Termination with Cause.

5.2 Misstatement. No benefits will be paid under this Agreement or under the Split Dollar Agreement and Endorsement, as amended, if the Executive makes any material misstatement of fact on any application or resume provided to the Bank, on any application for life insurance purchased by the Bank, or on any application for benefits provided by the Bank.

5.3 Removal. If the Executive is removed from office or permanently prohibited from participating in the Bank’s affairs by an order issued under section 8(e)(4) or (g)(1) of the Federal Deposit Insurance Act, 12 U.S.C. 1818(e)(4) or (g)(1), all obligations of the Bank under this Agreement terminate as of the effective date of the order, and the Split Dollar Agreement and Endorsement, as amended, also terminates as of the effective date of the order.

5.4 Default. Despite any contrary provision of this Agreement, if the Bank is in “default” or “in danger of default,” as those terms are defined in section 3(x) of the Federal Deposit Insurance Act, 12 U.S.C. 1813(x), all obligations under this Agreement terminate.

5.5 FDIC Open-Bank Assistance. All obligations under this Agreement terminate, except to the extent determined that continuation of the contract is necessary for the continued operation of the Bank, if the Federal Deposit Insurance Corporation enters into an agreement to provide assistance to or on behalf of the Bank under the authority contained in section 13(c) of the Federal Deposit Insurance Act. 12 U.S.C. 1823(c). Any rights of the parties that have already vested are not affected, however.

ARTICLE 6

CLAIMS AND REVIEW PROCEDURES

6.1 Claims Procedure. The Bank will notify any person or entity that makes a claim for benefits under this Agreement (the “Claimant”) in writing, within 90 days after receiving Claimant’s written application for benefits, of his or her eligibility or noneligibility for benefits under the Agreement. If the Plan Administrator determines that the Claimant is not eligible for benefits or full benefits, the notice will state (w) the specific reasons for denial, (x) a specific reference to the provisions of the Agreement on which the denial is based, (y) a description of any additional information or material necessary for the Claimant to perfect his or her claim, and a description of why it is needed, and (z) an explanation of the Agreement’s claims review procedure and other appropriate information concerning steps to be taken if the Claimant wishes to have the claim reviewed. If the Plan Administrator determines that there are special circumstances requiring additional time to make a decision, the Bank will notify the Claimant of the special circumstances and the date by which a decision is expected to be made, and may extend the time for up to an additional 90 days.

6.2 Review Procedure. If the Claimant is determined by the Plan Administrator not to be eligible for benefits, or if the Claimant believes that he or she is entitled to greater or different benefits, the Claimant will have the opportunity to have his or her claim reviewed by the Bank by filing a petition for review with the Bank within 60 days after receipt of the notice issued by the Bank. The Claimant’s petition must state the specific reasons the Claimant believes entitle him or her to benefits or to greater or different benefits. Within 60 days after receipt by the Bank of the petition, the Plan Administrator will give the Claimant (and counsel, if any) an opportunity to present his or her position verbally or in writing, and the Claimant (or counsel) will have the right to review the pertinent documents. The Plan Administrator will notify the Claimant of the Plan Administrator’s decision in writing within the 60-day period, stating specifically the basis of its decision, written in a manner to be understood by the Claimant, and the specific provisions of the Agreement on which the decision is based. If, because of the need for a hearing, the 60-day period is not sufficient, the decision may be deferred for up to another 60 days at the election of the Plan Administrator, but notice of this deferral will be given to the Claimant.

ARTICLE 7

ADMINISTRATION OF AGREEMENT

7.1 Plan Administrator Duties. This Agreement will be administered by a Plan Administrator consisting of the Board or such committee or person as the Board appoints. The Executive may not be a member of the Plan Administrator. The Plan Administrator has the discretion and authority to (x) make, amend, interpret, and enforce all appropriate rules and regulations for the administration of this Agreement and (y) decide or resolve any and all questions that may arise, including interpretations of this Agreement.

7.2 Agents. In the administration of this Agreement the Plan Administrator may employ agents and delegate to them such administrative duties as it sees fit (including acting through a duly appointed representative) and may from time to time consult with counsel, who may be counsel to the Bank.

7.3 Binding Effect of Decisions. The decision or action of the Plan Administrator about any question arising out of the administration, interpretation, and application of the Agreement and the rules and regulations promulgated hereunder is final and conclusive and binding upon all persons having any interest in the Agreement. No Executive or Beneficiary has any right, vested or nonvested, regarding the continued use of any previously adopted assumptions, including but not limited to the discount rate and calculation method employed in the determination of the Accrual Balance.

7.4 Indemnity of Plan Administrator. The Bank will indemnify and hold harmless the members of the Plan Administrator against any and all claims, losses, damages, expenses, or liabilities arising from any action or failure to act with respect to this Agreement, except in the case of willful misconduct by the Plan Administrator or any of its members.

7.5 Bank Information. To enable the Plan Administrator to perform its functions, the Bank will supply full and timely information to the Plan Administrator on all matters relating to the date and circumstances of the retirement, Disability, death, or Separation from Service of the Executive, and such other pertinent information as the Plan Administrator reasonably requires.

ARTICLE 8

MISCELLANEOUS

8.1 Amendments and Termination. This Agreement may be amended solely by a written agreement signed by the Bank and by the Executive. This Agreement may be terminated by the Bank without the Executive’s consent. Unless Article 5 provides that the Executive is not entitled to payment or unless when termination occurs the Executive has already received payment of benefits under this Agreement, the Bank must pay the Accrual Balance in a single lump sum to the Executive if the Bank terminates this Agreement. The lump-sum termination payment will be made to the Executive on the first day of the thirteenth month after the month in which the Bank terminates this Agreement.

8.2 Binding Effect. This Agreement binds the Executive and the Bank and their beneficiaries, survivors, executors, successors, administrators, and transferees.

8.3 No Guarantee of Employment. This Agreement is not an employment policy or contract. It does not give the Executive the right to remain an employee of the Bank nor does it interfere with the Bank’s right to discharge the Executive. It also does not require the Executive to remain an employee or interfere with the Executive’s right to terminate employment at any time.

8.4 Non-Transferability. Benefits under this Agreement may not be sold, transferred, assigned, pledged, attached, or encumbered.

8.5 Successors; Binding Agreement. By an assumption agreement in form and substance satisfactory to the Executive, the Bank will require any successor (whether direct or indirect, by purchase, merger, consolidation, or otherwise) to all or substantially all of the Bank’s business or assets to expressly assume and agree to perform this Agreement in the same manner and to the same extent the Bank would be required to perform this Agreement had no succession occurred.

8.6 Tax Withholding. The Bank will withhold any taxes that are required to be withheld from the benefits provided under this Agreement.

8.7 Applicable Law. The Agreement and all rights hereunder are governed by the laws of the State of Ohio, except to the extent preempted by the laws of the United States of America.

8.8 Unfunded Arrangement. The Executive and beneficiary are general unsecured creditors of the Bank for the payment of benefits under this Agreement. The benefits represent the mere promise by the Bank to pay benefits. The rights to benefits are not subject to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, attachment, or garnishment by creditors. Any insurance on the Executive’s life is a general asset of the Bank to which the Executive and beneficiary have no preferred or secured claim.

8.9 Entire Agreement. This Agreement and the Split Dollar Agreement and Endorsement attached to this Agreement as Addendum A, as amended, constitute the entire agreement between the Bank and the Executive concerning the subject matter. No rights are granted to the Executive under this Agreement other than those specifically set forth. This Agreement amends and restates in its entirety the November 24, 2015 Seventh Amended Salary Continuation Agreement.

8.10 Severability. If any provision of this Agreement is held invalid, invalidity does not affect any other provision of this Agreement not held invalid, and to the full extent consistent with law each such other provision continues in full force and effect. If any provision of this Agreement is held invalid in part, invalidity does not affect the remainder of the provision not held invalid, and to the full extent consistent with law the remainder of the provision, together with all other provisions of this Agreement, continues in full force and effect.

8.11 Headings. Headings are included herein solely for convenience of reference and do not affect the meaning or interpretation of any provision of this Agreement.

8.12 Notices. All notices, requests, demands and other communications hereunder must be in writing and will be deemed to have been duly given if delivered by hand or mailed, certified or registered mail, return receipt requested, with postage prepaid, to the following addresses or to such other address as either party may designate by like notice. If to the Bank, notice must be given to the board of directors, The Cortland Savings and Banking Company, 194 W. Main Street, P.O. Box 98, Cortland, Ohio 44410-1466, or to such other or additional person or persons as the Bank designates to the Executive in writing. If to the Executive, notice will be given to the Executive at the Executive’s address appearing on the Bank’s records, or to such other or additional person or persons as the Executive designates to the Bank in writing.

8.13 Payment of Legal Fees. The Bank is aware that after a Change in Control management could cause or attempt to cause the Bank to refuse to comply with its obligations under this Agreement, or could institute or cause or attempt to cause the Bank to institute litigation seeking to have this Agreement declared unenforceable, or could take or attempt to take other action to deny Executive the benefits intended under this Agreement. In these circumstances the purpose of this Agreement would be frustrated. The Bank desires that the Executive not be required to incur expenses associated with enforcement of rights under this Agreement, whether by litigation or other legal action, because the cost and expense thereof would substantially detract from the benefits intended to be granted to the Executive hereunder. The Bank desires that the Executive not be forced to negotiate settlement of rights under this Agreement under threat of incurring expenses. Accordingly, if after a Change in Control it appears to Executive that (x) the Bank has failed to comply with any of its obligations under this Agreement, or (y) the Bank or any other person has taken any action to declare this Agreement void or unenforceable, or instituted any litigation or other legal action designed to deny, diminish, or recover from the Executive the benefits intended to be provided to the Executive hereunder, the Bank irrevocably authorizes the Executive to retain counsel of the Executive’s choice, at the Bank’s expense as provided in this section 8.13, to represent the Executive in the initiation or defense of any litigation or other legal action, whether by or against the Bank or any director, officer, stockholder or other person affiliated with the Bank, in any jurisdiction. Despite any existing or previous attorney-client relationship between the Bank and any counsel chosen by the Executive under this section 8.13, the Bank irrevocably consents to the Executive entering into an attorney-client relationship with that counsel, and the Bank and the Executive agree that a confidential relationship exists between the Executive and that counsel. The fees and expenses of counsel selected by the Executive will be paid or reimbursed to the Executive by the Bank on a regular, periodic basis upon presentation by the Executive of a statement or statements prepared by counsel in accordance with counsel’s customary practices, regardless of whether suit is brought and regardless of whether incurred in trial, bankruptcy, or appellate proceedings. The Bank’s obligation to pay the Executive’s legal fees under this section 8.13 operates separately from and in addition to any legal fee reimbursement obligation the Bank or the Bank’s parent Cortland Bancorp may have with the Executive under a severance, employment, or other agreement. Despite any contrary provision in this Agreement however, the Bank is not required to pay or reimburse the Executive’s legal expenses if doing so violates section 18(k) of the Federal Deposit Insurance Act [12 U.S.C. 1828(k)] and Rule 359.3 of the Federal Deposit Insurance Corporation [12 CFR 359.3].

8.14 Automatic Review. On the third year anniversary of the date of this Agreement and every third year thereafter the Bank will automatically review this Agreement for reasonableness of benefits, with the goal that the Executive’s benefit under this Agreement combined with other Bank-provided benefits equal a reasonable percentage of Executive’s pre-retirement compensation. For purposes of this Agreement, Bank-provided benefits include but are not limited to (x) the Bank 401(k) match and (y) the Bank portion of Social Security benefits. The term “compensation” as used in this section 8.14 means the base annual salary of the Executive projected at the Executive’s Normal Retirement Age. Base annual salary means compensation of the type that would, according to the Securities and Exchange Commission’s Regulation S-K Item 402(c) (17 CFR 229.402(c)), be required to be reported by an accelerated filer as salary in column (c) of that rule’s Summary Compensation Table. The term base annual salary specifically excludes director fees and other director compensation, bonus, option grants and any other compensation that would be reported in separate columns in the Summary Compensation Table, but it includes salary deferred at the election of the Executive.

ARTICLE 9

COMPETITION AFTER SEPARATION FROM SERVICE

9.1 Covenant Not to Solicit Employees. The Executive agrees not to solicit the services of any officer or employee of the Bank for 24 months after the Executive’s Separation from Service.

9.2 Covenant Not to Compete. (a) Without advance written consent of the Bank, the Executive covenants and agrees not to compete directly or indirectly with the Bank for 24 months after Separation from Service, plus any period during which the Executive is in violation of this covenant not to compete and any period during which the Bank seeks by litigation to enforce this covenant not to compete. For purposes of this section –

(1) the term “compete” means

(a) providing financial products or services on behalf of any financial institution for any person residing in the territory,

(b) assisting (other than through the performance of ministerial or clerical duties) any financial institution in providing financial products or services to any person residing in the territory, or

(c) inducing or attempting to induce any person who was a customer of the Bank at the date of the Executive’s Separation from Service to seek financial products or services from another financial institution.

(2) the phrase “compete directly or indirectly” means –

(a) acting as a consultant, officer, director, independent contractor, incorporator, organizer, or employee of any financial institution in competition with the Bank in the territory, or

(b) ownership of more than 5% of the voting shares of any financial institution in competition with the Bank in the territory, or

(c) communicating to such financial institution the names or addresses or any financial information concerning any person who was a customer of the Bank at the Executive’s Separation from Service.

(3) the term “customer” means any person to whom the Bank is providing financial products or services on the date of the Executive’s Separation from Service.

(4) the term “financial institution” means any bank, savings association, or bank or savings association holding company, or any other institution, including a financial institution in organization, the business of which is or will be engaging in activities that are financial in nature or incidental to such financial activities as described in section 4(k) of the Bank Holding Company Act of 1956, other than the Bank or its affiliated corporations.

(5) “financial product or service” means any product or service that a financial institution or a financial holding company could offer by engaging in any activity that is financial in nature or incidental to such a financial activity under section 4(k) of the Bank Holding Company Act of 1956 and that is offered by the Bank or an affiliate on the date of the Executive’s Separation from Service, including, but not limited to, banking activities and activities that are closely related to and a proper incident to banking.

(6) the term “person” means any individual or individuals, corporation, partnership, fiduciary or association.

(7) the term “territory” means all of Trumbull, Mahoning, and Portage Counties in Ohio.

(b) If any provision of this section or any word, phrase, clause, sentence, or other portion thereof (including, without limitation, the geographical and temporal restrictions contained therein) is held to be unenforceable or invalid for any reason, the unenforceable or invalid provision or portion will be modified or deleted so that the provision, as modified, is legal and enforceable to the fullest extent permitted under applicable law.

9.3 Remedies. Because of the unique character of the services to be rendered by the Executive hereunder, the Executive understands that the Bank would not have an adequate remedy at law for the material breach or threatened breach by the Executive of any one or more of the Executive’s covenants set forth in this Article 9. Accordingly, the Executive agrees that the Bank’s remedies for a material breach or threatened breach of this Article 9 include, but are not limited to, (x) forfeiture of any money representing accrued salary, contingent payments, or other fringe benefits due and payable to the Executive, (y) forfeiture of any unpaid benefits under Article 2 and forfeiture of death benefits under Article 3 of this Agreement, and (z) at the Bank’s option, a suit in equity by the Bank to enjoin the Executive from the breach or threatened breach of such covenants. The Executive hereby waives the claim or defense that an adequate remedy at law is available to the Bank and the Executive agrees not to urge in any such action the claim or defense that an adequate remedy at law exists. Nothing herein prohibits the Bank from pursuing any other remedies for the breach or threatened breach.

9.4 Article 9 Survives Termination But Is Void After a Change in Control. The rights and obligations set forth in this Article 9 survive termination of this Agreement. However, Article 9 is null and void if a Change in Control occurs before or after the Executive’s Separation from Service.

IN WITNESS WHEREOF, the Executive and a duly authorized Bank officer have executed this Eighth Amended Salary Continuation Agreement as of the date first written above.

EXECUTIVE:	BANK:
THE CORTLAND SAVINGS AND BANKING COMPANY

Timothy Carney
By:
James M. Gasior
	Title:	President and Chief Executive Officer

BENEFICIARY DESIGNATION

THE CORTLAND SAVINGS AND BANKING COMPANY

EIGHTH AMENDED SALARY CONTINUATION AGREEMENT

Timothy Carney

I designate the following as beneficiary of any death benefits under this Eighth Amended Salary Continuation Agreement:

Primary:

Contingent:

Note: To name a trust as beneficiary, please provide the name of the trustee(s) and the exact name and date of the trust agreement.

I understand that I may change these beneficiary designations by filing a new written designation with the Bank. I further understand that the designations will be automatically revoked if the beneficiary predeceases me, or, if I have named my spouse as beneficiary and our marriage is subsequently dissolved.

Signature:
Timothy Carney

Date: , 20

Accepted by the Bank this day of , 20

By:
James M. Gasior
Title: President and Chief Executive Officer

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